Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
July 30, 2014

Thank you Tim and good morning everyone.

We are pleased with the recently announced agreement to purchase the assets of Meyer Steel Structures, which is proceeding through the regulatory review process and is expected to close in the third quarter, pending approval.

The acquisition of Meyer provides Trinity a market-leading position in the North American utility steel structures market. Meyer’s strong engineering reputation, manufacturing capabilities, and products with high steel content align well with Trinity’s existing competencies and offer enrichment opportunities to create additional value. We are optimistic about the long-term outlook for infrastructure investment in North America for electricity transmission and distribution. Reliability concerns, increasing need for renewable energy interconnections, congestion, and government oversight are all important long-term demand drivers. Over the next decade, we also expect Mexico will continue to develop and expand its infrastructure. Combining Meyer with Trinity’s existing capabilities positions us well to serve this market.

During the second quarter, the Energy Equipment Group set another record for quarterly revenue, and increased its operating profit by 98% over the second quarter of last year. Revenues and profit increased primarily due to higher shipments of storage containers serving the energy sector, as well as higher deliveries and improved operational performance in our wind tower business. During the quarter, we received $213 million in wind tower orders, resulting in a backlog of $611 million at the end of the quarter. Our production visibility in the wind tower business now extends into 2016. I am pleased with the progress we are making integrating our recently acquired companies within this Group.

We continue to invest resources to identify and pursue opportunities to add new businesses to our industrial portfolio that expand our reach in the markets we are pursuing, enhance our competencies, and complement our product offerings.

Moving to our Construction Products Group

Revenue was relatively flat as compared to the same quarter last year. A more favorable product mix drove an increase in operating margin to 13.1% during the second quarter after excluding a $2.6 million gain reported this year resulting from the early retirement of certain acquisition-related liabilities. This compares favorably with a margin of 12.3% in last year’s second quarter. I am pleased with the performance of this Group considering conditions in the highway business remain challenging due to uncertainty regarding the upcoming expiration of the Federal Highway Bill.

We continue to see strong demand in the Texas construction market, which is a good indicator of overall demand for our aggregates business. We also increased our U.S. galvanizing capacity and geographic reach during the quarter with a small acquisition of an additional facility in West Texas.

We are currently defending the company in a False Claims Act complaint related to our Highway products business. The trial began on July 14 and ended in a mistrial on July 18 of this year. The company intends to vigorously defend itself against the allegations. Our second quarter 10Q, which will be filed this morning, will provide more information on the matter.

Moving to our Inland Barge Group

During the second quarter, the Inland Barge Group reported a 48% year-over-year increase in operating profit primarily resulting from a change in product mix. We received orders totaling approximately $124 million in the quarter, resulting in a backlog of $467 million at the end of the quarter. Our production visibility in this business stretches into 2015.

We are optimistic that inquiries for hopper barges will increase as stronger exports of corn, wheat, and soy beans, as well as the replenishment of coal stockpiles for the summer cooling season, are expected to increase barge traffic along the inland water ways. The outlook for the fall harvest is also very good.

Demand drivers for tank barges continue to be favorable, with backlogs in the industry stretching into 2015. Barge operators have absorbed a significant amount of new equipment into their fleets while maintaining high utilization levels. As infrastructure investments in the energy sector are completed, we expect additional expansion in downstream markets, resulting in rising shipments of chemical and petrochemical commodities. We expect the need for additional barge equipment to increase as a result.

I am pleased with our Barge Group’s ability to respond to various demand drivers and generate efficiencies within the plants. This group’s operational flexibility is a key differentiator, enabling us to enhance profitability and respond to our customers’ needs.

At this time, I will turn the presentation over to Steve.